EXHIBIT 99.1

BIOLASE ANNOUNCES RESULTS OF ANNUAL MEETING OF STOCKHOLDERS

SAN CLEMENTE, Calif., November 17 — BIOLASE Technology, Inc. (NASDAQ: BLTI—News), a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine, announced today the preliminary results of the voting at its 2005 annual meeting of stockholders. The Company reported that a quorum was present at the meeting, representing approximately 84% of shares outstanding.

Stockholders voted to re-elect all five BIOLASE nominees, Federico Pignatelli, Robert M. Anderton, George V. d’Arbeloff, Robert E. Grant and Jeffrey W. Jones to the BIOLASE Board of Directors. All five board members were elected by approximately 97% of votes cast, according to a preliminary ballot count.

BIOLASE stockholders also approved an amendment to the 2002 Stock Incentive Plan to reserve an additional 950,000 shares of common stock, increasing the number of shares of common stock reserved under the plan from 4,000,000 to 4,950,000. This proposal to amend the 2002 Stock Incentive Plan was approved by approximately 76% of votes cast, according to a preliminary ballot count. BIOLASE stockholders also ratified the selection of BDO Seidman LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005 as well as ratified the Indemnification Agreement entered into between the Company and its directors and officers.

Following the formal proceedings, Robert E. Grant, President and CEO, presented an overview of the Company’s business and answered questions from attending stockholders.

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase® system, is the best selling dental laser system. The Waterlase® system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The Company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Robert E. Grant, President & CEO, John W. Hohener, Executive Vice President and CFO, Scott Jorgensen, Director of Finance & Investor Relations, of BIOLASE Technology, Inc., +1-949-361-1200.